SCHEDULE A

             TO FOREIGN CUSTODY MANAGER AGREEMENT DATED JULY 2, 2001
                         BETWEEN THE VICTORY PORTFOLIOS
                            AND THE BANK OF NEW YORK

International Fund
Balanced Fund
Convertible Fund
Real Estate Fund

As of February 5, 2003